Exhibit 10.1

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Execution Version

uniQure biopharma B.V.

Paasheuvelweg 25a

1105BP Amsterdam

The Netherlands

26 July 2017

VIA E-MAIL AND BY OVERNIGHT COURIER

Chiesi Farmaceutici S.p.A.

Via Palermo, 26/A

43122 Parma

Italy

Attention: CEO

Copy to: Corporate Development, Head and General Counsel

Gentlemen:

1.                                               AGREEMENT

I am writing to confirm the terms and conditions on which uniQure biopharma B.V. (“uniQure”) and Chiesi Farmaceutici S.p.A. (“Chiesi”) (together, the “Parties”, each a “Party”) have agreed to terminate the agreement (as better defined below) between them relating to a certain gene therapy product including an AAV5 Vector containing a certain human Factor IX gene (or part thereof) construct for the treatment of hemophilia B in humans (the “Product”).  As part of that agreement, Chiesi has agreed that it will undertake a smooth and orderly transfer, pursuant to the terms of paragraph 5.1 below, of all activities relating to the development or other exploitation of the Product currently being undertaken by Chiesi, to uniQure (the “Transfer”) and that the termination agreement between the Parties relating to Glybera dated 19 April 2017 (the “Glybera Termination Agreement”) will be amended as provided in this letter agreement.

2.                                               TERMINATION

2.1                                        The Parties have mutually agreed to terminate the Co-Development and License Agreement dated 29 April 2013 between uniQure and Chiesi (the “Agreement”).  Subject to paragraph 2.4 and 5.1 of this letter agreement, each Party acknowledges and agrees that the Agreement shall terminate in their entirety and shall be of no further force and effect (the “Termination”), on 26 July 2017 (the “Termination Date”).

2.2                                        Chiesi hereby represents and warrants to uniQure that, to its knowledge and as of the Termination Date, no Chiesi Technology is incorporated into the Product, or is required for the development, manufacture, commercialisation or other exploitation of the Product in or outside the Territory (the “IP Warranty”).  Chiesi hereby absolutely, unconditionally and irrevocably, covenants and agrees to uniQure, its Affiliates and its and their licensees, assigns and successors in interest (each a “uniQure Party”) that Chiesi will not and it will procure that its Affiliates and licensees will not, directly or indirectly, assert any Chiesi Technology or bring, initiate, continue, maintain or issue any claim, cause of action or proceeding (at law, in equity, in any regulatory proceeding or otherwise) against any uniQure Party, whether as a claim, cross-claim, counterclaim or otherwise, in each case with respect to the development, manufacture, commercialisation or any other exploitation of the Product by any uniQure Party in or outside the Territory, except to the extent uniQure breaches Section 6.2 of this letter agreement (each such claim, cause of action or proceeding, a “Released Claim”).  If Chiesi breaches this Section 2.2 by bringing, initiating, continuing, maintaining or issuing any Released Claim, then Chiesi shall indemnify such uniQure Party against all Losses it incurred in defending such Released Claim, except to the extent uniQure breaches Section 6.2 of this letter agreement (the “IP Indemnity”). Each uniQure Party is a beneficiary to the provisions of this Section 2.2 and is entitled to the rights and benefits hereunder and may enforce such provisions as if it were a party under this letter agreement, except for uniQure’s and its Affiliates’ licensees which may only enforce such provisions through uniQure.

2.3                                        For the avoidance of doubt and except to the extent uniQure breaches Section 6.2 of this letter agreement, if there is a breach of the IP Warranty: (a) uniQure shall not have a right to recover any Losses incurred as a result of such breach under the IP Warranty, to the extent any uniQure Party has been fully compensated for such Losses under the IP Indemnity, and (b) no uniQure Party shall have a right to be compensated for any Losses incurred as a result of such breach under the IP Indemnity, to the extent uniQure has fully recovered such Losses under the IP Warranty.

2.4                                        The following terms of the Agreement shall survive the termination of the Agreement on the Termination Date:  Article 1, Section 6.1 (subject to the terms of Section 12.5(i)), Section 7.2, Section 7.3, Section 9.1, Section 10.1, Section 10.2, Section 10.7, Section 11.5, Sections 12.5(a), 12.5(h), 12.5(i); Article XIII, Article XIV, and Article XV. For the avoidance of doubt, all other terms, provisions, rights and obligations under the Agreement are, and shall be deemed to be, terminated and of no further force or effect as of the Termination Date.

3.                                               PAYMENTS

3.1                                        As a full and final settlement of all sums owed and payable by Chiesi to uniQure under Article VIII of the Agreement (excluding the amounts due in invoice number 2017.3007 dated May 1, 2017 for EUR ** (** Euros) invoice number 2017.3004-b dated July 25, 2017 for EUR ** (** Euros) provided to Chiesi by uniQure, which notwithstanding paragraph 6.2 of this letter agreement, Chiesi will pay in accordance with the Agreement) Chiesi shall owe EUR ** (** Euros) to uniQure to be satisfied in accordance with paragraph 3.2 of this letter agreement.

3.2                                        The parties agree that the Base Amount, the Patient 1 Amount and the Patient 2 Amount (each as defined in the Glybera Termination Agreement) shall be due as of the Termination Date and that Chiesi shall be entitled to withhold EUR ** (** Euros) from the amount otherwise payable pursuant

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

to paragraph 3.1 of this letter agreement. For the avoidance of doubt, as a result of such set off, Chiesi hereby waives and releases uniQure in full from any further payment obligations of uniQure with respect to the Base Amount, the Patient 1 Amount and Patient 2 Amount. Chiesi shall pay the balance of the amount due to uniQure (EUR **), (** Euros) without any deduction, to the bank account specified by uniQure within 15 (fifteen) days of the Termination Date and after having received from uniQure one (1) final invoice for the remaining period till the Termination Date pursuant to the form attached as Exhibit 3 hereto.

3.3                                        All amounts due under this Section 3 are exclusive of any Value Added Tax (which, if applicable, shall be payable by Chiesi in addition to such amounts due upon receipt of a valid Value Added Tax invoice).  All amounts due under this Section 3 shall be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by Applicable Laws, in which case the sum payable by Chiesi shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, uniQure receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum it would have received had no such deduction or withholding been made or required to be made.  If uniQure subsequently receives a credit for such deduction or withholding it shall forthwith pay the amount of such credit to Chiesi.  No credit shall have been received by uniQure unless it shall have relieved uniQure of a present obligation to pay tax.

4.                                               GLYBERA TERMINATION AGREEMENT

4.1                                        Each Party acknowledges and agrees that, with effect from the Termination Date, the Glybera Termination Agreement is amended as follows:

(a)                                          subparagraph 3 of the third paragraph of Section 3 of the Glybera Termination Agreement shall be deleted in its entirety, such that the Additional Patient Amount (as defined in the Glybera Termination Agreement) shall no longer apply and

(b)                                          the phrase “and Additional Patient Amount” shall be deleted in its entirety from subparagraph 5 of the fourth paragraph of Section 3 of the Glybera Termination Agreement.

5.                                               HANDOVER

5.1

(a)                                          The following provisions shall apply to the Termination, it being understood an agreed that all information, documents, materials, records, including Product Data and Product Information, to be provided or transferred by Chiesi hereunder will be provided or transferred on a “as is” basis and without giving any warranty, express or implied, on the status, merchantability, fitness for a particular purpose and non-infringement thereof:

(i)                                              Exhibit 1 attached hereto contains a fair and reasonably accurate description of the status of Development Program activities conducted by Chiesi before the

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Termination Date and a list of documents generated thereunder (the “Documents List”);

(ii)                                           Chiesi hereby assigns to uniQure the entire right, title and interest in and to, any Product Data in Chiesi’s or its Affiliates’ or Third Party contractors’ possession or Control;

(iii)                                        within thirty (30) days after the Termination Date, Chiesi shall assign, on a “as is” basis and without giving any warranty, express or implied, on the status, validity and enforceability thereof, the agreement titled “ACCORDO UNILATERALE DI CONFIDENZIALITÀ” entered into with Professor Carlo Ferrari on January 7, 2015 to uniQure (the “Third Party Agreement”), a copy of which is attached hereto as Exhibit 2; and

(iv)                                       each Party acknowledges and agrees that, with effect from the Termination Date, for the purposes of Article X of the Agreement:

(1)                                          all Know-How with respect to the Product or the Development Program (including the Product Data, and other Know-How contained in the notes, records, minutes, documents, reports, records, dossiers, correspondence or material (as applicable) described in Sections 5.1(b), (c) or (d)), and the terms and conditions of the Third Party Agreement) (together, the “Product Information”), shall be deemed to be the Confidential Information of uniQure (and for the avoidance of doubt, shall not be the Confidential Information of Chiesi), and the terms and conditions of this letter agreement shall be the Confidential Information of each Party; and

(2)                                          Sections 10.1 (a), (b) and (d) of the Agreement shall not apply with respect to the Product Information generated by Chiesi or the terms and conditions of this letter agreement;

(b)                                          within thirty (30) days after the Termination Date, Chiesi shall destroy and certify in writing to uniQure that it has destroyed  all materials and records in its possession or Control containing Confidential Information of uniQure (including Product Information), except for a single copy of such Confidential Information that may be retained confidentially for legal purposes only; it is however understood and agreed that in the event Chiesi discovers, within one (1) year after the Termination Date, any other materials and/or records containing Confidential Information of uniQure (including Product Information), the provisions of this sub-paragraph (b) shall seamlessly apply.

(c)                                           within thirty (30) days after the Termination Date, Chiesi shall provide uniQure full access (with rights to download all documents) to the Sharepoint or other network drive containing all notes, records, minutes and documents with respect to all JSC meetings, JDC meetings and JCC meetings, copies of Product Data not previously provided to uniQure and copies of the documents referenced to in the Documents List and shall

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

maintain such access for a period of one (1) month after such full access is granted to uniQure;

(d)                                          within thirty (30) days after the Termination Date, Chiesi shall transfer to uniQure copies of any market research reports under Chiesi’s or its Affiliates’ or Third Party contractors’ possession or Control with respect to the Products, and transfer to uniQure all copies of the notes, records, dossiers and other documents prepared for or with respect to any meeting with the Regulatory Authorities (including the EMA and any Health Technology Assessments) with respect to the Product under Chiesi’s or its Affiliates’ possession or Control to the extent not already provided to uniQure pursuant to paragraph (c) above;

(e)                                           from the Termination Date, as between uniQure and Chiesi, uniQure shall have the sole right to prepare, obtain and maintain Regulatory Approvals, and to conduct communications with the Regulatory Authorities, in respect to the development, manufacture, commercialisation and other exploitation of the Product (such activities, the “Regulatory Activities”).  Chiesi shall promptly provide (and in any event, no later than five (5) Business Days of receipt) copies of any written or electronic correspondence relating to the development, manufacture, commercialisation and other exploitation of the Product which Chiesi or its Affiliates received from the Regulatory Authorities;

(f)                                            Chiesi shall ensure that those of Chiesi’s employees whose decisions or inputs are reasonably necessary for the activities necessary to enable the Transfer are available to uniQure, during one teleconference to be held within thirty (30) days after the Termination Date, to respond to any of uniQure’s queries on any matter relating to the Transfer, provided that uniQure has sent to Chiesi any such written questions upon the Termination Date; and

(g)                                           Chiesi shall within thirty (30) days after the Termination Date execute and deliver, or procure any necessary third party shall  within thirty (30) days after the Termination Date execute and deliver, any documents as may be necessary to enable the Transfer.

6.                                               RELEASE OF THE PARTIES

6.1                               Release of the uniQure Released Parties. Effective as of the Termination Date, Chiesi, on behalf of itself and each of its agents, principals, officers, directors, employees, stockholders, partners, parents, subsidiaries, affiliates, predecessors, successors, representatives, and assigns (“Chiesi Affiliates”), fully, finally and forever releases relinquishes and discharges uniQure and any acquirer or assignee of uniQure’s assets and their respective past, present or future officers, directors, shareholders, joint venturers, affiliates, members, partners, partnerships, principals, parent companies, subsidiaries, representatives, employees, servants, and agents, in their capacities as such (collectively, the “uniOure Released Parties”), of and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, in law or in equity, whether known or unknown, anticipated or unanticipated, and whether accrued or hereafter to accrue that they now have, may have, or could have from the beginning of time to the Termination Date that in any way arises out of, are connected

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

with, or that are in any way related to, the Agreement, excluding only claims for breach of this letter agreement and the provisions, rights and obligations of the parties that expressly survive the Termination Date as set forth in this letter agreement.

6.2                               Release of the Chiesi Released Parties. Effective as of the Termination Date, uniQure, on behalf of itself and each of its agents, principals, officers, directors, employees, stockholders, partners, parents, subsidiaries, affiliates, predecessors, successors, representatives, and assigns (“uniQure Affiliates”), fully, finally and forever releases relinquishes and discharges Chiesi and any acquirer or assignee of Chiesi’s assets and their respective past, present or future officers, directors, shareholders, joint venturers, affiliates, members, partners, partnerships, principals, parent companies, subsidiaries, representatives, employees, servants, and agents, in their capacities as such (collectively, the “Chiesi Released Parties”), of and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, in law or in equity, whether known or unknown, anticipated or unanticipated, and whether accrued or hereafter to accrue that they now have, may have, or could have from the beginning of time to the Termination Date that in any way arises out of, are connected with, or that are in any way related to, the Agreement, excluding only claims for breach of this letter agreement and the provisions, rights and obligations of the parties that expressly survive the Termination Date as set forth in this letter agreement.

7.                                      PUBLIC ANNOUNCEMENTS

7.1                               Subject to Sections 7.2 and 7.3 of this letter agreement, neither Party may issue any announcement, press release or make any such other public statement, in each case, with respect to or in connection with the Termination or this letter agreement, without consent of the other Party.  The Parties shall consult together on the timing, contents and manner of release of any such announcement, press release or public statement.

7.2                               The Parties agree to make an announcement with respect to the Termination, in the form set out in the Appendix, within two (2) Business Days of the Termination Date (the “Announcement”).  Thereafter, each Party may, without consultation or consent from the other Party, make any public statement in response to questions from the press, research analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in documents filed by uniQure with the SEC, so long as such statements, announcements and disclosures substantially reiterate the Announcement or the information within it, and are not inconsistent with the Announcement.

7.3                                        Where an announcement, press release or public statement is required by Applicable Laws, any Regulatory Authority or governmental authority (including the SEC), or by any court or other authority of competent jurisdiction, the Party required to make such announcement, press release or public statement shall promptly notify the other Party, it shall consult with the other Party about, and shall use its best reasonable efforts to provide the other Party time to comment on, such release or

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

announcement in advance of such issuance, and the required Party will consider such comments in good faith.

8.                                      INTERPRETATION

8.1                               Capitalised terms not otherwise defined in this letter agreement shall have the meaning set out in the Agreement.

8.2                               Section 1.130 (a), (b), (c), (d), (e), (f), (g), (h) and (k) of the Agreement shall be incorporated into this letter agreement by reference, with the necessary changes made.

9.                                      EXECUTION AS A DEED

9.1                               Chiesi and uniQure agree that this letter agreement shall be a deed.

10.                               OTHER PROVISIONS

10.1                        Article XV of the Agreement shall be incorporated into this letter agreement by reference.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

This document is hereby executed by each of the Parties as a deed and is delivered and takes effect on the date executed by Chiesi.

UNIQURE BIOPHARMA B.V.

Executed as a deed by uniQure Biopharma B.V., a company incorporated in the Netherlands, by the following persons, each being a person who, in accordance with the laws of the Netherlands, is acting under the authority of the company.

By:	/s/ Matt Kapusta
Name:	Matt Kapusta
Title:	Chief Executive Officer

By:	/s/ Christian Klemt
Name:	Christian Klemt
Title:	Global Controller

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.

Chiesi hereby acknowledges and agrees to any and all of the terms set out in this letter agreement and hereby executes and delivers this agreement as deed.

CHIESI FARMACEUTICI S.P.A.

Executed as a deed by Chiesi Farmaceutici S.p.A, a company incorporated in Italy, by the following persons, each being a person who, in accordance with the laws of Italy, is acting under the authority of the company.

By:	/s/ Ugo Di Francesco
Name: Mr. Ugo Di Francesco
Title: CEO

By:	/s/ Paolo Chiesi
Name: Mr. Paolo Chiesi
Title: Vice President

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Confidential treatment has been requested with respect to the omitted portions. Double asterisks denote omissions.